FOR IMMEDIATE RELEASE Media Contact:

Rick Matthews

(212) 843-8267

WELLS REIT DECLARES SECOND QUARTER 2005 DIVIDEND

ATLANTA (June 14, 2005) -- Wells Real Estate Investment Trust, Inc. (Wells REIT) announced today that its Board of Directors has declared a dividend of $0.1467 per share for the second quarter of 2005. The dividend is payable to shareholders of record as of the close of business on June 15, 2005, and will be distributed later this month.

In mid-April, Wells Real Estate Funds announced that Wells REIT completed the sale of 27 properties for $786 million. The group of properties totaled approximately

5.1 million square feet, including those both wholly and jointly owned by the Wells REIT.

Currently, the Wells REIT portfolio includes more than 20 million square feet of space in 81 Class-A office and industrial properties within 30 real estate markets in

24 states across the country (including the District of Columbia). The weighted-average credit rating of all rated tenants, which are rated by Moody's Investors Service or Standard & Poor's, is "A+" and the portfolio is more than 96% leased.

Wells Real Estate Funds is a national real estate investment management company that purchases real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 190,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6.2 billion in assets (based on purchase price) totaling more than 30 million square feet of space.

To find out more, visit Wells online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

# # # #